UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2006

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1               Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement

On April 12, 2006, Angeion Corporation and Medmarc Casualty Insurance Company (“Medmarc”) agreed to a settlement that resolves all matters with respect to the pending lawsuit between Angeion and Medmarc in United States District Court for the District of Minnesota. Under the terms of the settlement, Medmarc agreed to make a single payment to Angeion prior to June 12, 2006, and each party agreed to dismiss with prejudice all claims against the other in the pending lawsuit. The parties agreed to the settlement as part of a Court-mandated settlement conference.

Medmarc had commenced the lawsuit in September 2004 against Angeion and ELA Medical, Inc. in United States District Court for the District of Minnesota seeking a declaratory judgment that Angeion was not entitled to coverage under a products liability insurance policy issued by Medmarc in 1999. Angeion counterclaimed against Medmarc seeking a declaratory judgment that there was coverage under the products liability insurance policy. ELA Medical, Inc. asserted a cross claim in the lawsuit against Angeion in October 2004. As previously announced, Angeion and ELA Medical settled the cross-claim on June 30, 2005.

Although the specific amount of the Angeion-Medmarc settlement was not announced, Angeion expects to recognize a gain from discontinued operations ranging from $260,000 to $280,000 in the quarter ended April 30, 2006, after legal and related expenses with respect to the lawsuit and before the expected purchase of additional products liability insurance to cover any future claims that it might receive with respect to the cardiac stimulation devices it manufactured prior to 2000. Because it has not yet completed the analysis of its future products liability insurance needs and the related expense, Angeion cannot determine the net discontinued operations gain or loss it will recognize for the quarter ended April 30, 2006.

Section 9               Financial Statements and Exhibits
Item 9.01               Financial Statements and Exhibits

(a)           Financial statements:  None

(b)           Pro forma financial information:  None

(c)           Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: April 18, 2006	By	/s/ Dale H. Johnson
Dale H. Johnson
Chief Financial Officer